Arcadia Biosciences (RKDA) Appoints Kevin Comcowich to Interim CEO

DAVIS, Calif. (December 20, 2021) – Arcadia Biosciences, Inc.® (Nasdaq: RKDA), a producer and marketer of innovative, plant-based health and wellness products, announced it has appointed Kevin Comcowich, current Chairman of the Arcadia Board of Directors, as interim chief executive officer, effective January 1, 2022, as the board of directors finalizes its search for a permanent CEO. As previously announced on September 7, 2021, the board of directors launched a national search for a new CEO as the company further expands into the consumer packaged goods (CPG) sector.

Comcowich will continue to serve as board chair, a role he was appointed to in 2017. He joined the Arcadia board as an independent director in 2016 and previously served as chair of the audit committee.

“This is an exciting time for the company as we are in the final stages of our search for a permanent CEO to lead the company forward,” said Comcowich. “I’m energized by the impressive work that’s being done to build our portfolio of on-trend, plant-based food, beverage and body care products.”

Matthew Plavan, Arcadia’s CEO since 2019, will be departing the company as of December 31, 2021.

About Arcadia Biosciences, Inc.

With origins as a trailblazing developer of science-based approaches to enhancing the quality and nutritional value of crops and food ingredients, Arcadia Biosciences (Nasdaq: RKDA) is now a producer of innovative, plant-based health and wellness products, including GoodWheat™, Soul SpringTM, ProVaultTM, Saavy Naturals® and Zola® coconut water. The company’s growing number of offerings are designed to enhance quality and health benefits in an array of consumer product categories. For more information, visit www.arcadiabio.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the search for a new CEO. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: Arcadia’s and its partners’ and affiliates’ ability to develop commercial products incorporating their traits, and complete the regulatory review process for such products; customer demand and commercial success of such products; Arcadia’s compliance with laws and regulations that impact Arcadia’s business, including the sale of products containing CBD, and changes to such laws and regulations; Arcadia’s future capital requirements and ability to satisfy its capital needs; Arcadia’s ability to develop, enforce and defend its intellectual property rights; and the other risks set forth in Arcadia’s filings with the Securities and Exchange Commission from time to time, including the risks set forth in Arcadia’s Annual Report on Form 10-K for the year ended December 31, 2020 and other filings. These forward-looking statements speak only as of the date hereof, and Arcadia Biosciences, Inc. disclaims any obligation to update these forward-looking statements.

Press Contacts:

Marie Espinel or Hannah Arnold

The LAKPR Group

mespinel@lakpr.com or harnold@lakpr.com

Investor Contact:

Pam Haley

Chief Financial Officer

ir@arcadiabio.com

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